Exhibit 10.10

Laurel

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of the 19th day of August, 2004 (the “Effective Date”) by and among Accord LLC, a Maryland limited liability company (“Accord”), West Laurel Corporation, a Maryland corporation (“West Laurel” with Accord, the “Sellers” and individually a “Seller”), and MHI Hotels Services, L.L.C., a Delaware limited liability company (the “Buyer”).

RECITALS

A. Accord LLC, a Maryland limited liability company (“Accord”) is the owner of (i) a fee simple interest in certain real property consisting of approximately 338,916 square feet of land located in Laurel, Maryland (the “Property”) and (ii) certain improvements located thereon consisting of a 205 room hotel trading as the Best Western Maryland and other improvements together with all personal property, furniture, fixtures, equipment, durable goods and inventory therein or relating thereto (the “Hotel”); and

B. West Laurel Corporation, a Maryland corporation (“West Laurel”) is the lessee of certain restaurant facilities located in the Hotel (the “Restaurant”) pursuant to the terms of a lease agreement (the “Restaurant Lease”).

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

THE PURCHASE AND SALE

1.1 Agreement to Purchase and Sell. The Sellers agree to sell and transfer to the Buyer, and the Buyer agrees to purchase and accept from Sellers pursuant to the terms and conditions set forth in this Agreement the following assets (the “Purchased Assets”) of Sellers:

A. The Property as further described in Schedule 1.1A and the Hotel and Restaurant improvements located thereon;

B. To the extent assignable, all of Sellers’ rights, title and interest in the Best Western license agreement relating to the Hotel;

C. All of the personal property and equipment owned by Sellers and located in or at the Hotel and the Restaurant and used in connection therewith, including but not limited to, cleaning equipment, furniture, fixtures, carpets, rugs, draperies, mechanical and electrical equipment, office equipment, china, glassware, silver, cooking utensils, flatware, linens, and uniforms (collectively, the “Personal Property”);

D. To the extent owned by Sellers and relating to or located on or in the Hotel and the Restaurant and transferable by Sellers, the telephone number for the Hotel and the Restaurant, the Hotel and the Restaurant directory listings, surveys, plans and specifications, licenses and permits, contractor and maintenance files, service manuals, notices of compliance with state and federal and all governmental agencies and regulations, estoppel certificates or affidavits, and guaranties and warranties as to Personal Property which pertain to the Hotel and the Restaurant or are used in connection therewith;

E. Inventory at Closing, including without limitation merchandise held for sale and reserve stocks of operating supplies on hand at Closing (“the Inventory”); and

F. To the extent assignable by Sellers, all leases, lease-purchase agreements, warranties, contracts and purchase agreements (the “Operating Agreements”) relating to the maintenance, use or occupancy of the Hotel or the Restaurant.

The assets and property described in paragraphs A through F (the “Assets”) shall be transferred by Sellers to the Buyer free and clear of all liens, claims and encumbrances.

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any liability related to the Assets or any other liabilities of Sellers except for liabilities relating to the performance of the Operating Agreements following the Closing Date.

1.2 Consideration. In exchange for the sale and transfer by the Sellers of the Purchased Assets to the Buyer, the Buyer agrees, subject to the terms of this Agreement, to pay to the Sellers Eleven Million Nine Hundred Fifty Thousand Dollars ($11,950,000) (the “Purchase Price”). The Purchase Price shall be allocated as follows:

Furniture Fixtures – West Laurel Corp.	$50,000.00
Leasehold Improvements - West Laurel Corp.	500,000.00
Other Assets sold by West Laurel. Corp (Including Goodwill, inventories etc. and liquor licenses)	1,600,000.00
Furniture, Fixtures and Equipment Sold by Accord LLC	500,000.00
Real Property	9,300,000.00

TOTAL	$11,950,000.00

The sale of the Purchased Assets shall be contingent upon the purchase of the Purchased Assets from both entities.

A. Upon the execution of the Agreement, the sum of Fifty Thousand Dollars ($50,000.00) (the “Deposit”) will be paid by Buyer to Sellers as a good faith deposit, which Deposit shall be applied to the Purchase Price at Closing (as hereinafter defined). The Deposit shall be held in escrow by Chicago Title Insurance Company as a good faith deposit.

B. Subject to the adjustments specified in Section 1.3 below, the balance of Eleven Million Nine Hundred Thousand Dollars ($11,900,000) shall be paid by Buyer to Sellers at Closing in cash or by wire transfer of funds immediately available to Seller. The amount of cash to be paid to each Seller is set forth in Schedule 1 attached hereto for their respective interests.

1.3 Adjustments, Assumptions and Payments.

A. The sale proceeds shall be subject to adjustment as follows:

(i) Real estate taxes, regular and special assessments, personal property taxes, utilities, water and sewer, rents, and other governmental assessments on the Hotel and the Property shall be prorated between Buyer and Seller on a calendar or fiscal year basis, using the fiscal year of the applicable taxing authority or the billing period for any utility service as the basis for accrual thereof, as of the date of the Closing and be assumed thereafter by Purchaser. The sale proceeds shall be increased or decreased, as the case may be, based on the net adjustments for such prorated amounts.

(ii) The sale proceeds will be increased by an amount equal to all monies in house banks and cash registers. Such house banks and cash drawers will be counted jointly by representatives of Seller and Buyer at 6:00 a.m. on the date of Closing.

(iii) The sale proceeds will be increased by an amount equal to the transient guest ledger balance for all occupied rooms as of 6:00 a.m. on the date of Closing.

(iv) The sale proceeds shall be increased by an amount equal to such prepaid expenses that inure to the benefit of Buyer as Seller and Buyer may reasonably agree.

B. Travel agent commission liabilities incurred prior to the date of the Closing shall be paid by Sellers in cash.

C. All amounts relating to prepaid unapplied room rentals, and all deposits for advance reservations for banquets, or future services shall be delivered to Buyer or credited to Buyer at Closing. Copies of all agreements relating to banquets or future service shall be jointly compiled by representatives of Buyer and Sellers prior to Closing. Buyer will be responsible for performing such agreements (which shall constitute Operating Agreements for purposes of this Agreement) following the Closing.

D. Sellers shall be entitled to all accounts receivable balances originating prior to the date of Closing and due from tenants, guests, and patrons of the Hotel for rents and other customary hotel direct bill charges. Buyer agrees that if any such accounts receivable payments are received by Buyer, they shall be received in trust for Sellers and shall be promptly remitted to Sellers.

E. Accord and West Laurel shall pay all outstanding trade payables as of the date of Closing. In the event any trade payables are unpaid as of the Closing Date because of delays receiving said invoices, Buyer shall forward and Sellers shall immediately pay such invoices.

F. Buyer agrees to pay in cash at Closing the cost of recording all documents including a deed of trust, if any, assignments, financing statements and other collateral documents, all sales taxes on the sale and all of the transfer taxes. Transfer taxes shall include the county and state transfer taxes and state stamp taxes.

1.4 Closing Deliveries. At the Closing:

(a) Accord and West Laurel as applicable will deliver to Buyer:

(i) a special warranty deed conveying good marketable fee simple title to the Property free and clear of any and all deeds of trust, mortgages or other liens or indebtedness, encumbrances, conditions, easements, rights of way, assessments and restrictions except Permitted Encumbrances (as hereinafter defined). Accord shall pay any prepayment fee due its lender at settlement;

(ii) a bill of sale conveying to Buyer the Personal Property and Inventory free and clear of all liens, claims and encumbrances;

(iii) an assignment of each Operating Agreement and assignments by each of the Sellers of the Restaurant Lease to Buyer in form and substance satisfactory to Buyer and its legal counsel and executed by Accord and West Laurel as the case may be;

(iv) such other assignments, certificates of title, transfer tax declarations or certificates, releases by governmental bodies from holdback requirements under any law relating to taxes, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Accord, West Laurel and the Sellers, as the case may be;

(v) [Intentionally Omitted]; and

(vi) evidence of the transfer to Buyer of the license to serve alcoholic beverages at the Hotel and Restaurant; provided that in the event such transfer has not been approved by the governmental authority, Seller agrees to enter into a lease agreement or customary terms and conditions to enable Buyer or its designee to effect continuous uninterrupted alcoholic beverage service at the Hotel and Restaurant until said license transfer is issued and effective.

(b) Buyer will deliver to Seller:

(i) the Purchase Price by wire transfer to an account specified by the Seller in a writing delivered to Buyer at least three business days before the Closing Date.

1.5 Permitted Encumbrances. For purposes of this Agreement the term “Permitted Encumbrances” shall refer to the following:

(i) General real estate taxes consisting of regular and any special assessments for the year in which Closing occurs and subsequent tax years;

(ii) All easements, restrictions, covenant, rights-of-way, encroachments, reservations, agreements, conditions, and other matters affecting all or any portion of the Property, which do not prevent Buyer from operating a first-class hotel;

(iii) All building restrictions and zoning regulations now or hereafter in effect, to the extent adopted by any municipal or other public authority and related to all or any portion of the Property.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1 Representations by Buyer. The Buyer hereby represents and warrants unto the Sellers that the following statements are true, correct, and complete as of the date of this Agreement and will be true, correct, and complete as of the Closing Date:

(a) Organization and Power. The Buyer is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full right, power, and authority to enter into this Agreement and to assume and perform all of its obligations under this Agreement; and, the execution and delivery of this Agreement and the performance by the Buyer of its obligations hereunder have been duly authorized by all requisite action of the Buyer and require no further action or approval of the Buyer’s members or of any other individuals or entities is necessary in order to constitute this Agreement as a binding and enforceable obligation of the Buyer. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against such entity in accordance with its terms. Buyer shall qualify to do business in Maryland prior to Closing.

(b) Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by the Buyer has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under the Buyer’s organizational documents, mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to the Buyer.

(c) Litigation. There is no action, suit, or proceeding, pending or known to be threatened, against or affecting the Buyer in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which (i) in any manner raises any question affecting the validity or enforceability of this Agreement, or (ii) could materially and adversely affect the ability of the Buyer to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

(d) Consents. Except as may otherwise be set forth in Schedule 2.1(d) hereof, each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery, and performance of this Agreement or the transactions contemplated hereby by the Buyer has been obtained or will be obtained on or before the Closing Date. Buyer shall be responsible for obtaining the consent of the Prince George’s County Liquor Board for the transfer of West Laurel’s license to serve alcoholic beverages.

(e) Brokerage Commission. The Buyer has not engaged the services of any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein on account of any action by the Buyer.

2.2 Representations by Sellers. Each Seller, jointly and severally, hereby represents and warrants unto the Buyer that each and every one of the following statements is true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date:

(a) Organization and Power. Each of Accord and West Laurel is duly organized, validly existing, and in good standing under the laws of the state of its organization. Each Seller has full right, power, and authority to enter into this Agreement and to assume and perform all of its obligations under this Agreement; and the execution and delivery of this Agreement and the performance by the Sellers of their obligations hereunder have been duly authorized by all requisite action of Sellers and require no further action or approval of Seller’s members or managers or directors or shareholders, as the case may be, or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of the Seller, except the sale of assets by West Laurel Corporation requires approval of 75% vote of its shareholders which will be provided at settlement. This Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable against such entity in accordance with its terms.

(b) Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by Accord or West Laurel has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under the their organizational documents, or any regulations, mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to them except a first trust loan on the Property shall be due in full upon such closing of this Agreement.

(c) Litigation. There is no action, suit, or proceeding, pending or known to be threatened, against or affecting Accord or West Laurel in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which (A) in any manner raises any question affecting the validity or enforceability of this Agreement, (B) could materially adversely affect the business, financial position, or results of operations of the Hotel, the Property, Accord or West Laurel, (C) could affect the ability of the Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto, or (D) could create a lien on the Property or the Hotel.

(d) [Intentionally Omitted.]

(e) Operation of the Hotel. The buildings, plants, structures, and equipment of the Hotel are sold in “as is” condition and after the Closing shall be in substantially the same manner as conducted prior to the Closing.

(f) [Intentionally Omitted.]

(g) [Intentionally Omitted.]

(h) [Intentionally Omitted.]

(i) Financial Statements. (A) Accord and West Laurel each have delivered to Buyer (i) unaudited balance sheets (the “Balance Sheets”) of each entity as at December 31, 2003 for each of the years 2001, 2002 and 2003, and the related consolidated statement of income (ii) unaudited balance sheets of each entity as at July 31, 2004 (the “Interim Balance Sheet”), and the related unaudited consolidated statement of income. Such financial statements and notes fairly present the consolidated financial conditions of Accord and West Laurel as at the respective dates of and for the periods referred to in such financial statements, subject in the case of interim financial statements to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the financial statements). The financial statements referred to in this Section reflect the consistent application of accounting principles throughout the periods involved.

(j) Leases. Schedule 2.2(j) attached hereto is a true, correct and complete schedule of all ground leases, restaurant leases, subleases and other rights of occupancy in effect with respect to the Hotel and the Property (collectively, the “Leases”). Except as set forth on Schedule 2.2(j), there are no other leases, subleases, tenancies or other rights of occupancy in effect with respect to the Hotel or the Property.

(k) Management Agreements. All management, services and similar agreements relating to the Hotel, Restaurant or Property are described on Schedule 2.2(k) attached hereto (collectively, the “Management Agreements”), and all such Management Agreements shall be terminated as of Closing and thereafter shall be void and of no further force and effect and no further amounts will be due any party under such Management Agreements.

(l) Insurance. Accord and West Laurel currently maintain or cause to be maintained all of the public liability, casualty and other insurance coverage with respect to the Hotel as set forth on Schedule 2.2(l) attached hereto. All such insurance coverage shall be maintained in full force and effect through the Closing and all premiums due and payable thereunder have been, and shall be, fully paid when due. Accord and West Laurel maintain in full force and effect insurance policies covering its insurable business risks and liabilities in adequate amounts to provide reasonable protection for the Hotel to operate. No event has occurred that may enable an insurer to rescind any insurance policy. Underwriters have not raised any question concerning the insurability of any aspect of the Hotel, nor has insurance ever been denied for any aspect of the Hotel.

(m) Personal Property. The Personal Property consists of all equipment, fixtures and personal property located at the Hotel and the Restaurant all of which is owned by Accord or West Laurel free and clear of liens, claims and encumbrances. Each item of personal property used in or held for use in connection with, necessary for or related to its business, is in good operating condition and repair, ordinary wear and tear excepted, is free from latent and patent defects and is suitable for immediate use in the ordinary course of business. The Personal Property constitutes all assets necessary for the continued operation of the Hotel after the Closing in the same manner as before the Closing.

(n) No Contracts. Schedule 2.2(n) sets forth all of the agreements, undertakings or contracts (other than leases identified in Schedule 2.2(j)) affecting Accord, West Laurel, the Hotel, the Property and the Restaurant, written or oral, as of the date hereof and the Closing and identifies the Operating Agreements which are those agreements which will be assigned to and assumed by Buyer at the Closing. With respect to any such contracts set forth on Schedule 2.2(n), each such contract is valid and binding on Accord or West Laurel, as the case may be, and is in full force and effect in all material respects. To the best knowledge of Seller, no party to any such contract has breached or defaulted under the terms of such contract, except for such breaches or defaults that would not have a material adverse effect on the business or operations of the Hotel.

(o) Environmental Matters. To the best of Sellers’ knowledge: (A) Each of Accord and West Laurel is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any environmental law. There is no basis for and no pending or threatened order, notice, or communication from (i) any governmental body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any facilities, of any actual or potential violation or failure to comply with any environmental law, or any actual or threatened obligation to undertake or bear the cost of any environmental, health, and safety liabilities with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) in which Accord or West Laurel has had an interest, or with respect to any property or facility at or to which hazardous materials were generated, manufactured, refined, transferred, imported, used, or processed by Accord, West Laurel or any other person for whose conduct they are or may be held responsible, or from which hazardous materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(B) There are no pending or, to the knowledge of Accord and West Laurel, threatened claims, encumbrances, or other restrictions of any nature, resulting from any environmental, health and safety liabilities or arising under or pursuant to any environment law, with respect to or affecting the Hotel or Property or any other properties and assets (whether real, personal, or mixed) in which Accord, West Laurel or the Sellers has or had an interest.

(C) There is no basis for any other person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to hazardous activity, hazardous materials, or any alleged, actual, or potential violation or failure to comply with any environmental law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any environmental, health, or safety liability with respect to the Property, Hotel, the Restaurant or any other properties or assets (whether real, personal, or mixed) in which Accord or West Laurel had an interest, or with respect to any property or facility to which hazardous materials generated, manufactured, refined, transferred, imported, used, or processed by Accord, West Laurel, or any other person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

(D) Neither Accord nor West Laurel, has any environmental, health, or safety liability with respect to the Hotel, the Restaurant, Property or with respect to any other properties and assets (whether real, personal, or mixed) in which Accord, West Laurel or Sellers (or any predecessor) has or had an interested, or at any property geologically or hydrologically adjoining the Hotel, Property or any such other property or assets.

(E) There are no hazardous materials present on or in the environment at the Hotel, Restaurant, Property or at any geologically or hydrologically adjoining property, including any hazardous materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Hotel, Property or such adjoining property, or incorporated into any structure therein or thereon. Accord, West Laurel, Sellers, and any other person for whose conduct they are or may b e held responsible, or any persons, has permitted or conducted, or is aware of any hazardous activity conducted with respect to the Hotel, Property or any other properties or assets (whether real, personal, or mixed) in which Accord, West Laurel, or Sellers has or had an interest.

(F) There has been no release or , to the knowledge of Accord, West Laurel and the Sellers, threat of release, of any hazardous materials at or from the Hotel, Property or at any other locations where any hazardous materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Hotel, Property, or from or by any other properties and assets (whether real, personal, or mixed) in which Accord, West Laurel or any Sellers has or had interest, or any geologically or hydrologically adjoining property, whether by Accord, West Laurel, Sellers or any other person.

(G) Sellers have delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers, Accord or West Laurel pertaining to hazardous materials or hazardous activities in, on, or under the Hotel and Property, or concerning compliance by Sellers, Accord, West Laurel, or any other person for whose conduct they are or may be held responsible, with environmental laws.

(p) Assets. Except as disclosed in Schedule 2.2(p), Accord and West Laurel own and have good marketable title to the Assets, in each case free and clear of any and all liens, claims and encumbrances except, with respect to the Property, Permitted Encumbrances. Accord has delivered true, complete and accurate copies of all deeds, title insurance policies, surveys and abstracts relating to the Property.

(q) Books and Records. The books of account and other records of Accord and West Laurel, all of which have been made available to Buyer, are accurate and complete in all material respects and have been maintained in accordance with sound business practices. Each transaction of Accord and West Laurel are properly and accurately recorded on the books and records of the entity, and each document (including any contract, invoice or receipt) on which entries in the entities’ books and records are based is accurate and complete in all material respects.

(r) Compliance with Laws; Governmental Authorizations. (A) Without limiting the scope of any other representation in this Agreement, and at all times since January 1, 2002, Accord and West Laurel have been in compliance in all material respects with each law that is or was applicable to them or to the conduct of the business. No event has occurred or circumstance exists that (with or without notice or lapse of time) may cause Accord or West Laurel to contravene any law or may give rise to any obligation on the part of any of them to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. Neither Accord nor West Laurel has received at any time since January 1, 2002 any notice or other communication (whether oral or written) from any governmental body or any other person regarding any actual, alleged or potential contravention of any law or any actual, alleged or potential obligation on the part of Accord or West Laurel to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(B) Each of Accord and West Laurel possess such certificates, approvals, licenses, authorities or permits issued by the appropriate local, state or federal agencies or bodies necessary to conduct the business to be conducted by it, and, to the knowledge of Seller, each of Accord and West Laurel has not received any written notice of proceedings relating to the revocation or modification of any such certificate, approval, license, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Hotel, Restaurant or Property. To the knowledge of Seller, neither Accord nor West Laurel has received any written or other notice of any violation of any applicable zoning, building or safety code, rule, regulation or ordinance, or of any employment, environmental, wetlands or other regulatory law, order, regulation or other requirement, including without limitation the Americas With Disabilities Act (“ADA”) or any restrictive covenants or other easements, encumbrances or agreements, relating to the Hotel, Restaurant or Property, which remains incurred. The Hotel, Restaurant or Property has been constructed and is operated in accordance with all applicable laws, ordinances, rules and regulations. All approvals regarding zoning, land use, subdivision, environmental and building and construction laws, ordinances, rules and regulations have been obtained, and such approvals will not be invalidated by the consummation of the transactions contemplated by this Agreement; provided, however, the Hotel, Restaurant or Property (including all improvements) is substantially in compliance with the ADA.

(C) The governmental authorizations listed in Schedule 2.2(r) collectively constitute all of the governmental authorizations necessary to permit Accord and West Laurel to conduct their respective business lawfully in the manner in which they currently conduct such business and to permit Accord and West Laurel to own and use the assets of the business in the manner in which they currently own and use the same.

(s) Condemnation and Moratoria. Except as set forth on Schedule 2.2(s), there are (i) no pending or threatened condemnation or eminent domain proceedings, or negotiations for purchase in lieu of condemnation, which affect or would affect any portion of the Hotel, Restaurant or Property; (ii) no pending or, to the knowledge of Seller, threatened moratoria on utility or public sewer hook-ups or the issuance of permits, licenses or other inspections or approvals necessary in connection with the construction or reconstruction of improvements, including without limitation tenant improvements, which affect or would affect any portion of the Hotel, Restaurant or Property; and (iii) no pending or, to the knowledge of Seller, threatened proceeding to change adversely the existing zoning classification as to any portion of the Hotel, Restaurant or Property. No portion of the Hotel, Restaurant or Property is a designated historic property or located within a designated historic area or district and there are no graveyards or burial grounds located within the Hotel, Restaurant or Property.

(t) Brokerage Commission. The Seller has not engaged the services of, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein on account of any action by the Seller. The Seller hereby agrees to indemnify and hold the Buyer and its employees, directors, members, partners, affiliates and agents harmless against any claims, liabilities, damages or expenses arising out of a breach of the foregoing paragraph 2.2(t). This indemnification shall survive Closing or any termination of this Agreement.

ARTICLE III

COVENANTS OF SELLERS

BEFORE CLOSING

3.1. Access and Investigation. Between the date of this Agreement and the Closing Date and upon reasonable advance notice from Buyer, Accord and West Laurel will (a) afford Buyer and its representatives and prospective lenders and their representatives full and free access to the personnel, properties (including subsurface testing), contracts, books and records, and other documents and data of Accord and West Laurel, (b) furnish such persons with copies of all such contracts, books and records, and other documents and data relating to the business as Buyer may reasonably request, and (c) furnish such persons with such additional financial, operating and other data and information relating to the business as Buyer may reasonably request.

3.2. Operation of the Business. Between the date of this Agreement and the Closing Date, Accord and West Laurel will (a) conduct the business only in the ordinary course of business, (b) use its best efforts to preserve intact the current business organization, keep available the services of its current employees and agents, and maintain relations and goodwill with its suppliers, customers, landlords, creditors, employees, agents and others having business relationships with Accord and West Laurel, (c) confer with Buyer concerning operational matters of a material nature and (d) otherwise report periodically to Buyer concerning the status, operations and finances of the business.

3.3 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Accord and West Laurel will not (a) make any modifications to any material contract or any governmental authorization or (b) remove any Equipment, except for Equipment that becomes obsolete or unusable which may be disposed of or replaced in the ordinary course of business.

3.4 Required Approvals. As promptly as practicable after the date of this Agreement, Buyer will make all filings that are required by law to make to consummate the contemplated transactions. Between the date of this Agreement and the Closing Date, Accord and West Laurel will (a) cooperate with Buyer with respect to all filings that Buyer elects to make or that Buyer is required by law to make in connection with the contemplated transactions, and (b) cooperate with Buyer in obtaining any governmental authorizations and consents identified in Schedule 2.2(r), including a transfer of any license necessary for the Restaurant to serve alcoholic beverages.

3.5 Notification. Between the date of this Agreement and the Closing Date, the Sellers will promptly notify Buyer in writing if Accord or West Laurel becomes aware of (a) any fact or condition that causes or constitutes a breach of any of Sellers’ representations and warranties as of the date of this Agreement, (b) the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence or discovery of such fact or condition, (c) any material development affecting the Hotel, the Restaurant or Property and the operations and results of operations related to the Hotel, the Restaurant or Property; or (d) any material development affecting the ability of such party to consummate the transactions contemplated by this Agreement.

3.6 No Negotiation. Each of Accord and West Laurel will, and will cause each of their representatives to, immediately discontinue any negotiations or discussions with any person (other than Buyer) relating to any business combination transaction involving the Hotel, the Restaurant and the Property, any merger or consolidation, or the sale of any of the assets of the Hotel or the Restaurant (other than inventory in the ordinary course of business). Until such time, if any, as this Agreement is terminated pursuant to Article VII, Accord, West Laurel and Sellers will not, and will cause each of their Representatives not to, directly or indirectly, solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any person (other than Buyer) relating to any such transaction involving the Hotel, Restaurant or Property. Accord and West Laurel will immediately notify Buyer regarding any contact between Accord, West Laurel, the Sellers or their respective representatives and any other person regarding any such transaction or any related inquiry.

3.7 Covenant to Remedy Breaches. Without limiting the obligations of Seller set forth in this Agreement, each Seller covenants to use all reasonable efforts within its control (i) to prevent the breach of any representation or warranty of such Seller hereunder and (ii) to satisfy all covenants of such Seller hereunder.

3.8 Damage or Destruction of Assets. In the event of destruction or material damage, at or before the moment of Closing, of any of the assets of the Hotel, Restaurant or Property, then either Buyer of Seller shall have the right to terminate this Agreement.

ARTICLE IV

COVENANTS OF BUYER PRIOR TO CLOSING

4.1 Required Approvals. As promptly as practicable after the date of this Agreement, Buyer will make all filings that it is required by law to make to consummate the contemplated transactions. Between the date of this Agreement and the Closing Date, Buyer will (a) cooperate with Accord and West Laurel with respect to all filings that Accord and West Laurel elect to make or that it is required by law to make in connection with the contemplated transactions, and (b) cooperate with Accord, West Laurel and the Sellers in obtaining any governmental authorizations and consents listed in Schedule 2.2(r); provided, however, that this Section will not require Buyer to dispose of or make any change in any portion of its business or to incur any other unreasonable burden.

4.2 Best Efforts. Buyer will use its best efforts to cause the conditions in Article VI to be satisfied; provided, however, that Buyer will not be required to make any material change to its business, dispose of any material asset, expend material funds (except as set forth in Section 10.11), incur any material burden or take actions that would result in a material adverse change in the benefits to Buyer of this Agreement and the contemplated transactions.

ARTICLE V

INSPECTION PERIOD

5.1 Inspection Period. Buyer shall have a due diligence period (the “Inspection Period”) beginning on the date this Agreement is executed by all parties and expiring one hundred twenty (120) days thereafter. In the event Buyer does not wish to close on the purchase of the Purchased Assets, Buyer will provide Seller with written notice before the expiration of the 120-day Inspection Period, in which event this Agreement shall automatically terminate and Sellers shall cause Chicago Title Insurance Company to refund the Deposit to the Buyer, and neither party shall have any further obligation to the other with respect to this Agreement. If Buyer elects to proceed forward to Closing, Buyer will give Seller written notice of its intent to proceed with the purchase of the Assets at any time prior to the end of such 120 day period and the Deposit will become non-refundable. Closing will occur on or before December 31, 2004. Time is of the essence. However, the Buyer shall have the right to extend the Closing for two additional forty-five (45) day periods by paying an additional option fee of Fifty Thousand Dollars ($50,000) per forty-five day extension period, which would not be credited to the Purchase Price. In the event Buyer elects to terminate this Agreement at any time after the 120 day study period (or any 45 day extension thereof), Sellers shall be entitled to retain the Deposit.

5.2 Inspection. (a) At any reasonable time and from time to time during the Inspection Period, Buyer shall have the right to fully inspect the Hotel and to satisfy itself that the Hotel, as of the date of such inspection, is in good operating condition and repair, all guest rooms are fully equipped and suitable for rental in the ordinary course of business; there are no material defects in the improvements constituting part of the Hotel; the roof, all plumbing, heating, electrical and air conditioning and the water and sewer systems are in good working order and condition. Sellers shall use their best efforts to assure that Buyer has access to the Hotel and Restaurant during normal business hours, and Sellers shall provide all available information concerning the Hotel that Buyer may reasonably request to assist Buyer in making such determinations.

(b) At any reasonable time and from time to time during the Inspection Period, Buyer shall have the right to fully examine all accounting ledgers, audit materials, bonds, operating reports, files and other materials relating to the financial condition and the operation of the Hotel as are available to Seller. Buyer shall bear the cost of all inspections referred to in this Paragraph. Buyer shall indemnify and hold Seller harmless from any physical damage to the Hotel occurring by Buyer or Buyer’s agents during said inspections.

(c) Seller shall furnish to Buyer within ten (10) days of this Agreement being signed by both parties a copy of its title insurance policy, and all surveys, architectural plans and drawings, engineering reports, elevator reports, and any and all other reports relating to the roof, structure, mechanical, electrical, plumbing, heating or air-conditioning systems, and environmental reports.

ARTICLE VI

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

6.1 Accuracy of Representations. (a) All the Sellers’ representations and warranties in this Agreement (considered both collectively and individually) must have been accurate as of the date of this Agreement, and must be accurate as of the Closing Date as if then made.

(b) In addition, each of the Sellers’ covenants and each of the Seller’s representations and warranties in this Agreement that contain an express materiality qualification, must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if then made.

6.2 Performance. (a) All of the covenants and obligations that Accord and West Laurel is required to perform or to comply with under this Agreement on or before the Closing Date (considered both collectively and individually) must have been duly performed and complied with in all material respects.

6.3 Consents. Each of the governmental authorizations, licenses, certificates and consents identified in Schedule 2.2(r) that is required to be obtained as a condition to the Closing must have been obtained and must be in full force and effect except as otherwise provided in Section 1.4(a)(vi) regarding entering into a lease during the pendency of the approval process for transfer of the Restaurant’s license to serve alcoholic beverages.

6.4 No Proceedings. Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or against any related person of Buyer, any proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the contemplated transactions, or (b) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions.

6.5 No Prohibition. Neither the consummation nor the performance of any of the contemplated transactions will, directly or indirectly (with or without notice or lapse of time), contravene, or cause Buyer or any related person of Buyer to suffer any Adverse Consequence under (a) any applicable law, order or governmental authorization, or (b) any law or order that has been published, introduced or otherwise proposed by or before any governmental body.

6.6. Material Adverse Change. There shall have been no material adverse change (or changes which in the aggregate are materially adverse) since the date hereof in the financial position, results of operations, properties, business, or prospects of the Hotel, taken as a whole, whether by reason of change in government regulation or action or otherwise.

6.7 Bankruptcy. None of Accord and West Laurel shall have been the subject of a petition for reorganization or liquidation under the Federal bankruptcy laws, or under state or foreign insolvency laws, nor shall an assignment for the benefit of Accord and West Laurel’s, or any of the Seller’s creditors or any similar protective proceeding or act or event of bankruptcy have occurred.

ARTICLE VII

CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

The Sellers’ obligation to sell the Purchased Assets and to take the other actions required to be taken by them at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by the Seller Agent, in whole or in part):

7.1 Accuracy Of Representations. All of Buyer’s representations and warranties in this Agreement (considered both collectively and individually) must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if then made.

7.2. Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with under this Agreement on or before the Closing Date (considered both collectively and individually) must have been performed and complied with in all material respects.

7.3. Consents. Each of the governmental authorizations and consents including those identified in Schedule 2.2(r) that is required to be obtained as a condition to the Closing must have been obtained and must be in full force and effect.

7.4. No Prohibition. There must not be in effect any law or order that (a) prohibits the consummation of the contemplated transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

ARTICLE VIII

TERMINATION

8.1 Termination Events. Subject to Section 8.2, this Agreement may, by notice given before or at the Closing, be terminated:

(a) by Buyer at any time and by Seller at any time after December 31, 2004;

(b) by the Sellers if Buyer has committed a material breach of any provision of this Agreement and Sellers have not waived such breach;

(c) by the Sellers if the satisfaction of any condition in Article VII is or becomes impossible (other than through the failure of any Seller to comply with its obligations under this Agreement) and Accord, West Laurel and the Seller Agent have not waived such condition; and

(d) by Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply with its obligations under this Agreement) on or before March 31, 2005, or such later date as Buyer, the Sellers may agree upon.

8.2. Effect Of Termination. Each Party’s right of termination under Section 8.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated by Buyer because of the breach of the Agreement by Sellers or because one or more of the conditions to Buyer’s obligations under this Agreement is not satisfied as a result of any other party’s failure to comply with its obligations under this Agreement, Buyer’s right to pursue specific performance under all provisions of this Agreement will survive such termination unimpaired. Buyer’s sole remedy shall be an action for specific performance for Sellers’ failure to comply with its obligations under this Agreement.

ARTICLE IX

[INTENTIONALLY OMITTED]

ARTICLE X

MISCELLANEOUS

10.1 Notices. Any notice provided for by this Agreement and any other notice, demand, or communication required hereunder shall be in writing and either delivered in person (including by confirmed facsimile transmission) or sent by hand delivered against receipt or sent by recognized overnight delivery service or by certified or registered mail, postage prepaid, with return receipt requested. All notices shall be addressed as follows:

If to Buyer:	Mr. Andrew M. Sims
MHI Hotel Services, L.L.C.
814 Capitol Landing Road
Williamsburg, VA 23185
With a copy to:	Thomas J. Egan, Jr., Esquire
Baker & McKenzie LLP
815 Connecticut Avenue, NW
Washington, DC 20006

Notices to Sellers shall be sent to the addresses specified on Schedule 1.

Any address or name specified above may be changed by a notice given by the addressee to the other party. Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or receipt set forth on the return receipt. The inability to deliver because of changed address of which no notice was given, or rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such attempt to deliver or rejection or refusal to accept.

10.2 Entire Agreement; Modifications and Waivers; Cumulative Remedies. This Agreement supersedes any existing letter of intent between the parties hereto, constitutes the entire agreement among the parties hereto and may not be modified or amended except by instrument in writing signed by the parties hereto, and no provisions or conditions may be waived other than by a writing signed by the party waiving such provisions or conditions. No delay or omission in the exercise of any right or remedy accruing to the Seller or the Buyer upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by the Seller or the Buyer of any breach of any term, covenant, or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant, or condition herein contained.

10.3 Successors and Assigns. Except as set forth in this Article, this Agreement may not be assigned by the Buyer or the Sellers without the prior approval of the other party hereto; provided, however, that the Buyer may assign this entire agreement or a right to acquire all or any portion of the Purchased Assets to a direct or indirect subsidiary or affiliate of Buyer including, without limitation, a limited partnership or corporation formed or to be formed in connection with the proposed public offering of an entity that intends to qualify as a real estate investment trust (“REIT”) without approval of the Sellers. This Agreement shall be binding upon, and inure to the benefit of the parties and their respective legal representatives, successors, and permitted assigns.

10.4 Article Headings. Article headings and article and section numbers are inserted herein only as a matter of convenience and in no way define, limit, or prescribe the scope or intent of this Agreement or any part hereof and shall not be considered in interpreting or construing this Agreement.

10.5 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

10.6 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Maryland, without regard to conflicts of laws principles.

10.7 Counterparts. This Agreement may be executed in any number of counterparts and by any party hereto on a separate counterpart, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

10.8 Survival. All covenants and agreements contained in the Agreement which contemplate performance after the Closing Date (including, without limitation, those covenants and agreements contained in Section 1.2 hereof) shall survive the Closing.

10.9 Further Acts. In addition to the acts, instruments and agreements recited herein and contemplated to be performed, executed and delivered by the Buyer and the Sellers, each of the Buyer and each Seller shall perform, execute, and deliver or cause to be performed, executed, and delivered at the Closing or after the Closing, any and all further acts, instruments, and agreements and provide such further assurances as the other party hereto may reasonably require to consummate the transaction contemplated hereunder.

10.10 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

10.11 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the contemplated transactions, including all fees and expenses of its representatives.

10.12 Confidentiality. The Seller acknowledges that the matters relating to the REIT, the initial underwritten public offering of the REIT, this Agreement, and the other documents, terms, conditions and information related thereto (collectively, the “Information”) are confidential in nature. Therefore, each Seller covenants and agrees to keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with the provisions of this Section 10.12), without the Buyer’s prior written consent, disclose any Information in any manner whatsoever; provided, however, that the Information may be revealed only to Sellers’ owners, Seller’s key employees, legal counsel and financial advisors, each of whom shall be informed of the confidential nature of the Information and shall agree to act in accordance with the terms of this Section 10.12. In the event that a Seller or its key employees, legal counsel or financial advisors (collectively, the “Information Group”) are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, the applicable member of the Information Group will notify the Buyer promptly so that it may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 10.12. In the event that no such protective order or other remedy is obtained, or that the Buyer waives compliance with the terms of this Section 10.12, the applicable member of the Information Group may furnish only that portion of the Information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information. Each Seller acknowledges that remedies at law may be inadequate to protect the Buyer or the REIT against any actual or threatened breach of this Section 10.12, and, without prejudice to any other rights and remedies otherwise available, each Seller agrees to the granting of injunctive relief in favor of the REIT and/or the Buyer without proof of actual damages. Notwithstanding any other express or implied agreement to the contrary, the parties hereto agree and acknowledge that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except to the extent that confidentiality is reasonably necessary to comply with U.S. federal or state securities laws. For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meanings specified in Treasury Regulation section 1.6011-4(c).

[Signatures follow on next page]

The parties hereto have executed and delivered this Agreement as of the date indicated in the first sentence of this Agreement.

SELLERS:

ACCORD, LLC

August 19, 2004	By:	/S/ CARLTON M. GREEN
	Name:	Carlton M. Green
	Its:	Manager

West Laurel Corporation

August 19, 2004	By:	/S/ CARLTON M. GREEN
	Name:	Carlton M. Green
	Its:	President

BUYER:

MHI Hotel Services, LLC

	By:	/S/ ANDREW M. SIMS
	Name:	Andrew M. Sims
	Its:	President

Schedule 1.1(A)

LEGAL DESCRIPTION

That certain parcel of real property located in Prince George’s County, Maryland, bounded and described as follows:

Parcel “D”, in the Subdivision known as “PARCELS ‘C’, ‘D’, AND ‘E’ LAUREL EMPLOYMENT PARK”, as per plat thereof recorded among the Land Records of Prince George’s County, Maryland, in Plat Book N.L.P 119 at Plat 22.

“Schedule A”

Being part of the land owned by Felis M. Irwin, Jr. Individually; and Felix M. Irwin, Jr. and Kelley Litteral Trustees by virtue of the following six deeds, namely:

1.	From Rose F. Barry Widow dated January 3, 1969 and recorded in Liber 3679 at Folio 59;
2.	From Roland B. Sweitzer Et. Ux. dated January 3, 1969 and recorded in Liber 3679 at Folio 62;
3.	From Charles D. Duke Et. Ux. dated January 3, 1969 and recorded in Liber 3679 at Folio 66;
4.	From Felix M. Irwin, Jr., dated February 19, 974 and recorded in Liber 4340 at Folio 852;
5.	From Felix M. Irwin, Jr., dated June 10, 1974 recorded in Liber 4379 at Folio 189 and
6.	From Percontee, inc., dated October 8, 1980 and recorded in Liber 5317 at Folio 259.

All Recording being among the Land Records of Prince George’s County, Maryland. The land now conveyed being more particularly described as follows:

BEGINNING for the same at an iron pipe set in the easterly right of way line of 80 foot wide Sweitzer Lane, distant an Arc distance of 57.05’ measured along a curve whose radius is 560.87’ from the Northwest corner of Parcel “A”, Laurel Employment Park, as per Plat recorded in Plat Book NLP 108 at Plat 94, thence running with said side of Sweitzer Lane by a curve to the left whose radius and central angle are 560.87’ and 04 degrees 04’ 33” respectively, whose long cord is (1) North 24 degrees 56’ 50.5” West 39.84’ for and Arc distance of 39.84’ to a pipe set at a point of tangency, thence continuing with said side or Sweitzer Lane, the following three courses and distances: (2) North 26 degrees 58’ 57” West 640.12’ to a point of curve, thence running by a curve to the left whose radius and central angle are 560.87’ and 01 degrees 59’ 20” respectively, whose long chord is (3) North 27 degrees 58’ 37” West 19.47’ for an Arc distance of 19.47’ to a pipe set at a point of reverse curve, thence running by a curve to the right whose radius and central angle are 914.93’ and 01 degrees 12’ 59” respectively, whose long chord is (4) North 28 degrees 21’ 47.5” West 19.42’ for and Arc distance of 19.42’ to a pipe set, thence leaving Sweitzer Lane and running across the land of the Grantors herein, the following two courses and distances: (5) Due East 170.36’ to a pipe set, thence running (6) North 00 degrees 37’ 57’ West 104.09’ to a pipe set in the southerly right of way line of Sandy Spring Road (MR. RT. 198), as shown on Maryland State Roads Commission R/W Plat Nos. 35106 and 36633, thence running, with said right of way line (7) South 81 degrees 55’ 13” East 107.46’ to a pipe set opposite base line station 115+30, distance 147’ therefrom, thence continuing with the Southerly right of way line of Sandy Spring Road and with part of the 1st line of Liber 5317 at Folio 259, (8) South 85 degrees 11’ 39” East 162.48’ to a pipe set, thence leaving Sandy Spring Road and running across Liber 5317 at Folio 259, (9) South 21 degrees 25’ 30” East 620.94’ to an iron pipe set, thence continuing across Liber 5317 at Folio 259 and also running across Liber 3679 at Folio 59 (10) South 54 degrees 41’ 49” West 353.61’ to a pipe set, thence continuing across Liber 3679 at Folio 59, the following two courses and distances: (11) North 35 degrees 10’ 11” West 15.00’ to a pipe set and (12) South 54 degrees 41’ 49” West 50.00’ to the beginning of the land now conveyed.

Containing 6.900 Acres of land more or less.